FOR IMMEDIATE RELEASE
March 11, 2009
CONTACT: Sharon McHale
703-903-2438

Freddie Mac Names John A. Koskinen Interim CEO,
Robert R. Glauber Interim Non-Executive Chairman

McLEAN, Va. – Freddie Mac (NYSE: FRE) today announced that its board of directors had named John A. Koskinen as the company’s interim chief executive officer and Robert R. Glauber as its interim non-executive chairman. Both appointments will be effective upon the resignation of current CEO David M. Moffett, who had previously announced that he would resign from his position as chief executive officer and as a member of the board no later than March 13, 2009.

Koskinen had served as non-executive chairman of Freddie Mac since September 2008. Previously he was president of the United States Soccer Foundation for four years, deputy mayor and city administrator of Washington, DC from 2000 to 2003, assistant to the president and chair of the President’s Council on Year 2000 Conversion from 1998 to 2000 and deputy director for management of the Office of Management and Budget from 1994 to 1997. Prior to his government service, Koskinen worked as a senior executive of The Palmieri Company, including serving as president and CEO, participating in the restructuring of a range of large, troubled enterprises including the Penn Central, the Teamsters Pension Fund, Levitt and Sons, Inc. and Mutual Benefit. Koskinen also serves on the boards of The AES Corporation, American Capital, Ltd., and the non-profit D.C. Education Compact.

Glauber initially joined the Freddie Mac board of directors in 2006. He is a lecturer at Harvard’s Kennedy School of Government and a visiting professor at the Harvard Law School. Prior to that, he served as chairman and CEO of the National Association of Securities Dealers from 2001 to 2006, after first serving as its CEO and president and a member of its board. Over the years, he has been a lecturer at the Kennedy School, undersecretary of the Treasury for Finance and a professor of finance at the Harvard Business School. Glauber also served as executive director of the task force appointed by President Reagan to report on the 1987 stock market break. He has served on the board of the Federal Reserve Bank of Boston, a number of Dreyfus mutual funds, the Investment Company Institute, and as president of the Boston Economic Club. He also is a director of Moody’s Corporation; a trustee of the International Accounting Standards Committee Foundation; and lead director of XL Capital Ltd. Glauber has been a senior advisor at Peter J. Solomon Co., an investment bank, since November 2006.

Freddie Mac’s board of directors is working with the company’s conservator, the Federal Housing Finance Agency, to appoint a permanent chief executive officer. Following such appointment, the board of directors expects that Koskinen will return to the position of non-executive chairman.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. www.FreddieMac.com

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